UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2009
Irvine Sensors Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 549-8211
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 16, 2009, Irvine Sensors Corporation (the “Company”) entered into a Financing Agreement (the “Agreement”) with Summit Financial Resources, L.P. (“Summit”) for accounts receivable factoring, pursuant to which the Company may borrow up to $2 million based on available accounts receivable and under which the Company pledged as collateral and granted a security interest in, among other things, all of its inventory, accounts, equipment, general intangibles (other than intellectual property), investment property, leases, chattel paper and notes payable to the Company. The initial term of the Agreement is one year, which will automatically renew for successive one year periods unless notice of non-renewal is provided by the Company at least 60 days prior to the expiration of a term. Under the Agreement, Summit is entitled to an origination fee of $20,000, renewal fees of $20,000 for each term of renewal and termination fees of the greater of $40,000 or certain supplemental fees.
Under the Agreement, Summit may from time to time, in its discretion, purchase acceptable accounts receivable of the Company on a recourse basis at a purchase price equal to the face amount of each of the purchased accounts less (a) 1.1% of the face amount of each purchased account for the first 30 days such account remains outstanding and (b) 0.55% of the face amount of such purchased account for each successive period of 15 days such account remains outstanding (the “Collateral Management Fees”), plus other charges and supplemental fees. Such purchase price generally will be payable 80% upon purchase of the account and the remainder upon collection in full from the account debtor. Interest will accrue on the amounts advanced by Summit, until collected from the account debtors, at a rate equal to the prime rate plus 2%, which could increase to a rate equal to the prime rate plus 12% upon the occurrence of certain events of default. If a purchased account becomes 90 days past due or is determined to no longer be an acceptable account, the Company is obligated to repurchase such account from Summit for the amount of the outstanding advance against such account plus accrued interest and Collateral Management Fees thereon. There can be no assurance that the Company’s accounts receivable will be acceptable.
Under the Agreement, the prior written consent of Summit is required for any sale, assignment or other transfer of more than 25% of the stock of the Company, or the current directors of the Company fail to constitute a majority of the Company’s Board of Directors, or the president or any other executive officer of the Company resigns, is terminated or otherwise ceases to function in such position. Summit also has a right of first refusal with respect to any refinancing of the factoring arrangement.
As of the date hereof, Summit has advanced approximately $650,000 to the Company under the Agreement, of which approximately $245,200 was paid to the Company’s senior lenders, Longview Fund, L.P. and Alpha Capital Anstalt (the “Senior Lenders”), under an Intercreditor Agreement, to satisfy certain indemnification obligations owed by the Company to the Senior Lenders. Under the Intercreditor Agreement, the Senior Lenders consented to the Agreement and the transactions contemplated thereby, agreed to subordinate their outstanding loans to advances made by Summit under the Agreement, agreed to subordinate regularly scheduled payments under their loans in the event of default under the Agreement and agreed that their loans would not be prepaid without Summit’s consent so long as amounts remain outstanding under the Agreement. The Company has agreed to indemnify Summit and the Senior Lenders for losses incurred by them in connection with the Intercreditor Agreement.
The information set forth above is qualified in its entirety by reference to the actual terms of the Agreement and the Intercreditor Agreement attached hereto as Exhibits 10.1 and 10.2 and which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
Not applicable.

(b)	Pro Forma Financial Information.
Not applicable.
(c)	Shell Company Transactions.
Not applicable.
(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Financing Agreement dated June 16, 2009 between the Company and Summit Financial Resources, L.P.

10.2	Intercreditor Agreement dated June 16, 2009 by and among Summit Financial Resources, L.P., Longview Fund, L.P., Alpha Capital Anstalt, Michael S. Rudolph as collateral agent and the Company.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)
Dated: June 22, 2009	/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.
Senior Vice President and Chief Financial Officer